Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of September 17, 2018 (the “Effective Date”) by and between MIDSTATES PETROLEUM COMPANY, INC. (the “Company”) and Richard W. McCullough (the “Executive”).

In consideration of the respective agreements and covenants set forth in this Agreement, the receipt of which is hereby acknowledged, the parties intending to be legally bound agree as follows:

AGREEMENTS

1.                                      Term. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, upon the terms and conditions set forth in this Agreement for a period (the “Initial Term”) commencing on the Effective Date and ending on the third anniversary of such date, unless earlier terminated in accordance with Section 3. If neither party gives at least sixty (60) days written notice to the other party that it intends for this Agreement to terminate on such third anniversary, then this Agreement shall continue for successive one year terms (each a “Renewal Term”), unless earlier terminated in accordance with Section 3, until either party gives at least sixty (60) days written notice to the other party that it intends for this Agreement to terminate at the end of any such one year period. The Initial Term and any Renewal Terms shall, together, constitute the “Term”.

2.                                      Terms of Employment.

(a)                                 Position and Duties.

(1)                                 During the Term, the Executive shall serve as Chief Accounting Officer/Vice President — Accounting, and in so doing, shall possess the duties and responsibilities consistent with the position set forth above in a company of the size and nature of the Company, and such other duties, responsibilities, and authority assigned to and assumed by the Executive from time to time by the Board of Directors of the Company (the “Board”) or such other officer of the company as shall be designated by the Board.

(2)                                 During the Term, the Executive agrees to devote substantially all of his working time to the business and affairs of the Company. The Executive covenants, warrants and represents that during the course of the performance of Executive’s duties hereunder, Executive shall: (i) devote substantially all of his working time and his reasonable best efforts to the fulfillment of his employment obligations; (ii) exercise the highest degree of fiduciary loyalty and care and the highest standards of conduct in the performance of his duties; and (iii) endeavor to prevent any harm, in any way, to the business or reputation of the Company or its affiliates.

(b)                                 Compensation.

(1)                                 Base Salary. During the Term, the Executive shall receive an annualized base salary (“Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company, in an amount equal to $288,400.00. The Board (or a committee of the Board, designated by the Board to make such decisions), in its sole discretion, may at any time adjust (but not decrease) the amount of the Base Salary as it may deem appropriate, and the term “Base Salary,” as used in this Agreement, shall refer to the Base Salary as it may be so adjusted.

(2)                                 Bonus, Incentive, Savings, Profit Sharing and Retirement Plans. For each calendar year ending during the Term beginning with the 2018 calendar year, the Executive shall be paid an annual cash performance bonus (an “Annual Bonus”), to the extent earned based on performance against objective, reasonably attainable performance criteria; provided that the Board, in consultation with the Company’s Chief Executive Officer, may determine that subjective criteria may be used to determine the Executive’s Annual Bonus. The performance criteria for any particular calendar year shall be determined in good faith by the Board, after consultation with the Employer’s Chief Executive Officer, no later than ninety (90) days after the commencement of the relevant bonus period. The Executive’s annual bonus opportunity for a calendar year shall equal 50% of the Executive’s Base Salary (the “Target Bonus”) for that year if target levels of performance for that year are achieved.  Furthermore, to the extent that the Board establishes threshold, target and maximum (or other similar) ranges or metrics against which Company performance for annual bonuses will be measured, the Executive’s Annual Bonus may be adjusted to reflect the Company’s performance relative to such metrics and/or ranges.  The Executive’s Annual Bonus for a bonus period shall be determined by the Board after the end of the applicable bonus period and shall be paid to the Executive when annual bonuses for that year are paid to other senior executives of the Employer generally, but in no event later than March 15 of the year following the year to which such Annual Bonus relates. In carrying out its functions under this Section 2(b), the Board shall at all times act reasonably and in good faith.  For the 2018 calendar year, the Executive will be eligible to earn incentive compensation in accordance with the terms of the Company’s 2018 Short Term Incentive Plan.

(3)                                 Welfare Benefit Plans. During the Term, and subject to the terms and conditions of applicable plans or programs, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under the welfare benefit plans, practices, policies and programs applicable generally to other similarly situated employees of the Company (which may include programs such as salary continuance, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs), as adopted or amended from time to time (“Welfare Plans”).

(4)                                 Perquisites. During the Term, the Executive shall be entitled to receive (in addition to the benefits described above) such perquisites and fringe benefits appertaining to his position in accordance with any policies, practices, and procedures established by the Board, as amended from time to time.

(5)                                 Expenses. Executive is authorized to incur reasonable business expenses that, in Executive’s reasonable business judgment, are necessary to carry out his duties for the Company under this Agreement. Executive shall be entitled to reimbursement for such expenses, in accordance with the Company’s standard procedures and policies, for all reasonable travel, entertainment and other expenses incurred in connection with the Company’s business and the performance of his duties hereunder.

(6)                                 Vacation. During the Term, the Executive shall be entitled to five (5) weeks of paid vacation each calendar year, subject to the Company’s standard carryover policy.

3.                                      Termination of Employment.

(a)                                 Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. If the Disability of the Executive has occurred during the Term (pursuant to the definition of Disability set forth below), the Company may give to the Executive written notice in accordance with Section 9(c) of its intention to terminate the Executive’s employment.

In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to perform, with or without reasonable accommodation, the essential functions of his position. For purposes of this Agreement, “Disability” shall mean the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months as determined by a medical doctor mutually agreed upon by the Company and the Executive or the Executive’s legal representative.

(b)                                 Cause. The Company may terminate the Executive’s employment at any time during the Term for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean (1) a breach by the Executive of the Executive’s obligations under this Agreement, which constitutes nonperformance by the Executive of his obligations and duties hereunder, as determined by the Board, that is not cured within 15 days of the Executive’s receipt of written notice thereof from the Board, (2) commission by the Executive of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company, (3) a material breach by the Executive of any restrictive covenants contained within this Agreement that is not cured within 15 days after the Executive’s receipt of written notice thereof from the Board, (4) the Executive’s conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving fraud, dishonesty, or moral turpitude or causing material harm, financial or otherwise, to the Company, (5) the willful refusal or intentional failure of the Executive to carry out, or comply with, in any material respect, any lawful and material written directive of the Board (of which the Board will give the Executive written notice of and a reasonable opportunity to remedy), (6) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs, or (7) the Executive’s willful and material violation of any federal, state, or local law or regulation applicable to the Company or its business which adversely affects the Company that is not cured after written notice from the Board.  For purposes of the definition of “Cause”, no act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. For purposes of this Agreement, a termination “without Cause” shall mean a termination by the Company of the Executive’s employment during the Term at the Company’s sole discretion for any reason other than a termination based upon Cause, death or Disability.

(c)                                  Good Reason. The Executive’s employment may be terminated during the Term by the Executive for Good Reason or without Good Reason; provided, however, that the Executive agrees not to terminate his employment for Good Reason unless (i) the Executive has given the Company written notice of his intent to terminate his employment for Good Reason no later than 30 days following the initial existence of the condition that the Executive believes gives rise to his right to terminate his employment for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason, (ii) the Company was given a period of 30 days during which it may remedy the condition (the “Company Cure Period”) and, if the condition is remedied during that period, the Executive would no longer have a right to terminate employment for Good Reason based on that occurrence of the condition, (iii) the Company did not remedy the facts and circumstances constituting Good Reason within the Company Cure Period, and (iv) the Executive separates from service on or before the 60th day after the Company Cure Period. For purposes of this Agreement, “Good Reason” shall mean any of the following, but only if occurring without the Executive’s consent: (1) a material diminution in the Executive’s Base Salary or Target Bonus opportunity, (2) a material diminution in the Executive’s titles, positions, authority, duties, or responsibilities, (3) the relocation of the Executive’s principal office to an area more than 50 miles from its location immediately prior to such relocation, or (4) the failure of the Company to comply with any material provision of the Executive’s employment agreement or equity agreement. Such termination by the Executive shall not preclude the Company from terminating the Executive’s employment prior to the Date of Termination (as defined below) established by the Executive’s Notice of Termination (as defined below).

(d)                                 Notice of Termination. Any termination by the Company for Cause or without Cause or because of the Executive’s Disability, or by the Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(c). For purposes of this Agreement, a “Notice of Termination” means a written notice which (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (3) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than 30 days after the giving of such notice). The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason, as applicable shall not waive any right of the Company or the Executive under this Agreement or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or Executive’s rights under this Agreement.

(e)                                  Date of Termination. “Date of Termination” means (1) if the Executive’s employment is terminated by the Company for Cause or without Cause, or by the Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(d), as the case may be, provided that if such date is not also the date of Executive’s “Separation from Service” with the Company (within the meaning of Treasury Regulation 1.409A-1(h)) then the “Date of Termination” shall instead be the date of the Executive’s Separation from Service, or (2) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

4.                                      Obligations of the Company upon Termination.

(a)                                 For Cause; Without Good Reason; Other Than for Death or Disability. If the Company shall terminate the Executive’s employment for Cause or the Executive resigns from his employment without Good Reason, and the termination of the Executive’s employment in any case is not due to his death or Disability, the Company shall have no further payment obligations to the Executive or his legal representatives, other than for the payment of: (1) in a cash lump sum within thirty (30) days after the Date of Termination (or such earlier date as required by applicable law) that portion of the Executive’s Annual Base Salary accrued through the Date of Termination to the extent not previously paid, any expense reimbursement accrued and unpaid, any employee benefits pursuant to the terms of the applicable employee benefit plan, and any accrued but unused vacation (the “Accrued Obligations”); and (2) any earned but unpaid annual bonus (prorated through the end of the month of termination) and any accrued or vested amount arising from the Executive’s participation in, or benefits under, any other Incentive Plans (the “Accrued Incentives”), which amounts shall be payable in accordance with the terms and conditions of such Incentive Plans.

(b)                                 Death. If the Executive’s employment is terminated by reason of the Executive’s death, the Company shall have no further payment obligations to the Executive or Executive’s legal representatives, other than for payment of: (1) the Accrued Obligations, which shall be payable in a cash lump sum within thirty (30) days after the Date of Termination (or such earlier date as required by applicable law); (2) the Accrued Incentives, which shall be payable in accordance with the terms and conditions of the Incentive Plans; and (3) a monthly cash payment equal to the cost of continued medical, dental and vision coverage for the Executive and his spouse and any eligible dependents until the end of the twelve (12) month period beginning on the Date of Termination. In addition to the payment obligations described in the preceding sentence, if the Executive’s employment is terminated by reason of the Executive’s death, all unvested awards granted to the Executive under the Midstates Petroleum Company, Inc. 2016 Long Term Incentive Plan (the “MIP”) shall immediately vest.

(c)                                  Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability, the Company shall have no further payment obligations to the Executive or his legal representatives, other than for payment of: (1) the Accrued Obligations, which shall be payable in a cash lump sum within thirty (30) days after the Date of Termination (or such earlier date as required by applicable law); (2) the Accrued Incentives, which shall be payable in accordance with the terms and conditions of the Incentive Plans; and (3) beginning on the Initial Severance Payment Date (as defined below) and thereafter in accordance with the customary payroll practices of the Company, a monthly cash payment equal to the cost of continued medical, dental and vision coverage for the Executive and his spouse and any eligible dependents until the end of the twelve (12) month period beginning on the Date of Termination. In addition to the payment obligations described in the preceding sentence, if the Executive’s employment is terminated by reason of the Executive’s Disability, subject to Section 4(e) below, all unvested awards granted to the Executive under the MIP shall immediately vest.

(d)                                 Without Cause; For Good Reason or due to the Non-Extension of the Agreement by the Company. If the Executive’s employment is terminated by the Company without Cause,  if the Executive resigns for Good Reason, or the Company does not renew the Term of the Agreement as provided in Section 1, the Company shall have no further payment obligations to the Executive or his legal representatives, other than for payment of: (1) the Accrued Obligations, which shall be payable in a cash lump sum within thirty (30) days after the Date of Termination (or such earlier date as required by applicable law); (2) the Accrued Incentives, which shall be payable in accordance with the terms and conditions of the Incentive Plans; (3) subject to Section 4(e) below, a lump-sum cash payment, to be made on the first normal payroll date following the Release Consideration Period, but no later than March 14 of the calendar year following the calendar year in which the Date of Termination occurs (the “Initial Severance Payment Date”) in an amount equal to 1.0 times the sum of (x) the Executive’s Base Salary and (y) the Executive’s Target Bonus; and (4) subject to Section 4(e) and Section 4(f) below, beginning on the Initial Severance Payment Date and thereafter in accordance with the customary payroll practices of the Company, a monthly cash payment equal to the cost of continued medical, dental and vision coverage for the Executive and his spouse and any eligible dependents until the end of the twelve (12) month period beginning on the Date of Termination (the “COBRA Payment”). Any installments of the COBRA Payment that, in accordance with customary payroll practices, would have typically been made during the Release Consideration Period shall accumulate and shall then be paid on the Initial Severance Payment Date. The payments described in clause (3) and (4) above shall be referred to collectively as the “Severance Payments”. In addition to the payment obligations described in the preceding sentence, if the Executive’s employment is terminated by the Company without Cause,  if the Executive resigns for Good Reason, or the Company does not renew the Term of the Agreement as provided in Section 1, subject to Section 4(e) below, on the Initial Severance Payment Date, all unvested awards granted to the Executive under the MIP shall vest.

(e)                                  Release and Compliance with this Agreement. The obligation of the Company to pay any portion of the amounts due pursuant to Section 4, with the exception of Accrued Obligations and Accrued Incentives, shall be expressly conditioned on the Executive’s (1) execution (and, if applicable, non-revocation) of the release agreement attached hereto as Exhibit A no later than the 60th day following the Date of Termination (such period, the “Release Consideration Period”) and (2) continued compliance with the requirements of Sections 6 and 7.

(f)                                   Section 409A. The amounts payable pursuant to Section 4 of this Agreement are intended to be exempt from Section 409A of the Code. However, if any amounts payable under this Agreement are not excepted from Section 409A of the Code, it is intended that this Agreement be administered in a manner that complies with Section 409A of the Code to the extent applicable. To the extent that the Executive is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code as of the Executive’s Date of Termination, no amount that constitutes a deferral of compensation which is payable on account of the Executive’s separation from service shall be paid to the Executive before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the Executive’s Date of Termination or, if earlier, the date of the Executive’s death following such Date of Termination. All such amounts that would, but for this Section 4(g), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. No interest will be paid by the Company with respect to any such delayed payments. For purposes of Section 409A of the Code, each payment or amount due under this Agreement shall be considered a separate payment, and the Executive’s entitlement to a series of payments under this Agreement is to be treated as an entitlement to a series of separate payments. To the extent that any in-kind benefits or reimbursements pursuant to this Agreement are taxable to Executive and constitute deferred compensation subject to Section 409A of the Code, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. In addition, any such in-kind benefit or reimbursement is not subject to liquidation or exchange for another benefit and the amount of such benefit or reimbursement that Executive receives in one taxable year shall not affect the amount of such benefit and reimbursements that Executive receives in any other taxable year.

5.                                      Excise Taxes. If the Board determines, in its good faith discretion, that Section 280G of the Code applies to any compensation payable to the Executive, then the provisions of this Section 5 shall apply. If any payments or benefits to which the Executive is entitled from the Company, any affiliate, any successor to the Company or an affiliate, or any trusts established by any of the foregoing by reason of, or in connection with, any transaction that occurs after the Effective Date (collectively, the “Payments,” which shall include, without limitation, the vesting of any equity awards or other non-cash benefit or property) are, alone or in the aggregate, more likely than not, if paid or delivered to the Executive, to be subject to the tax imposed by Section 4999 of the Code or any successor provisions to that section, then the Payments (beginning with any Payment to be paid in cash hereunder), shall be either (a) reduced (but not below zero) so that the present value of such total Payments received by the Executive will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such Payments received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code, such parachute payments shall be reduced to the extent necessary to avoid application of the excise tax in the following order:  (i) any cash severance based on a multiple of Base Salary or Annual Bonus, (ii) any other cash amounts payable to the Executive, (iii) benefits valued as parachute payments, and (iv) acceleration of vesting of any equity awards, or (b) paid in full, whichever of (a) or (b) produces the better net after tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any Payments are more likely than not to be subject to taxes under Section 4999 of the Code and as to whether reduction or payment in full of the amount of the Payments provided hereunder results in the better net after tax position to the Executive shall be made by the Board and the Executive in good faith. If, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination hereunder, it is subsequently determined that additional Payments could have been made to the Executive without the imposition of the excise tax imposed by Section 4999 of the Code (an “Underpayment”), the Underpayment shall be paid by the Company to the Executive within thirty (30) days after such determination.

6.                                      Confidential Information.

(a)                                 The Executive acknowledges that the Company has trade, business and financial secrets and other confidential and proprietary information (collectively, the “Confidential Information”) which shall be provided to the Executive during the Executive’s employment by the Company. Confidential information includes, but is not limited to, sales materials, technical information, strategic information, business plans, processes and compilations of information, records, specifications and information concerning customers or venders, customer lists, and information regarding methods of doing business.

(b)                                 The Executive is aware of those policies implemented by the Company to keep its Confidential Information secret, including those policies limiting the disclosure of information on a need-to-know basis, requiring the labeling of documents as “confidential,” and requiring the keeping of information in secure areas. The Executive acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort and money and provides the Company with an advantage over competitors who do not know or use such Confidential Information. The Executive acknowledges that all such Confidential Information is the sole and exclusive property of the Company.

(c)                                  During, and all times following, the Executive’s employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any Confidential Information: except (i) to the extent authorized in writing by the Board; (ii) where such information is, at the time of disclosure by the Executive, generally available to the public other than as a result of any direct or indirect act or omission of the Executive in breach of this Agreement; or (iii) where the Executive is compelled by legal process, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an employee of the Company. The Executive agrees to use reasonable efforts to give the Company notice of any and all attempts to compel disclosure of any Confidential Information, in such a manner so as to provide the Company with written notice at least five (5) days before disclosure or within one (1) business day after the Executive is informed that such disclosure is being or will be compelled, whichever is earlier. Such written notice shall include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure.

(d)                                 The Executive will take all necessary precautions to prevent disclosure to any unauthorized individual or entity. The Executive further agrees not to use, whether directly or indirectly, any Confidential Information for the benefit of any person, business, corporation, partnership, or any other entity other than the Company.

(e)                                  All equipment, documents or files concerning the Company, including, but not limited to, Company cell phones, desktop and laptop computers, devices (including USB, external hard drives, etc.), keys, access cards, passwords, ID cards, customer data, materials, processes, letters, financial data, Confidential Information, or other written or electronically recorded material (in whatsoever form, format or medium), whether or not produced by the Executive (collectively, “Company Property”), belongs to the Company. Upon termination of employment, the Executive agrees to return to the Company all Company Property.

(f)                                   As used in this Section 6, “Company” shall include Midstates Petroleum Company, Inc. and any of its affiliates.

7.                                      Non-Competition; Non-Solicitation.

(a)                                 The Executive acknowledges that the Company shall, during the time that the Executive is employed by Company, (a) disclose or entrust to the Executive, and provide the Executive access to, or place the Executive in a position to create or develop, Confidential Information, (b) place the Executive in a position to develop business goodwill belonging to the Company, and (c) disclose or entrust to the Executive business opportunities to be developed for the Company. In consideration of the foregoing, as a condition of the Executive’s employment hereunder and in order to protect the Company’s legitimate business interests, including the preservation of its goodwill and Confidential Information, the Executive agrees to the restrictions set forth in this Section 7. Executive expressly promises and agrees that he will not (other than for the benefit of the Company pursuant to this Agreement) directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity (whether as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or in any capacity whatsoever):

(1)                                 during the term of Non-Competition (as defined below), carry on or engage in the business of developing and/or implementing drilling and completion techniques to oil-prone resources in previously discovered yet underdeveloped hydrocarbon trends or in any other business activity that the Company is conducting, or has made material plans to conduct (provided the Executive is aware of such plans) as of the Date of Termination, in each case in Woods or Alfalfa Counties in the State of Oklahoma and any other geographical area in which the Company is actively conducting material business as of the Executive’s Date of Termination (collectively, such area is referred to as the “Restricted Area”) and to which the Executive’s duties as an employee of the Company related (a “Competing Business”), or

(2)                                 during the Term of Non-Solicitation (as defined below) directly hire, attempt to hire, or contact or solicit with respect to hiring any employee or officer of the Company; provided, however, that nothing contained herein shall be deemed to prohibit the Executive from (i) conducting any general solicitation not specifically targeted at any such employee or officer and hiring any employee or officer who responds to such general solicitation shall not be deemed a breach of this Section 7, or (ii) soliciting for employment or hiring any employee or officer of the Company who was terminated by the Company.

The “Term of Non-Solicitation” and “Term of Non-Competition” shall each be defined as that term beginning on the Effective Date and continuing until (x) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination, or (y) if the Executive’s employment is terminated by the Company for Cause or without Cause, or by the Executive for Good Reason or without Good Reason, the date that is the one year anniversary of the Date of Termination.

(b)                                 Notwithstanding the restrictions contained in Section 7(a), the Executive or any of the Executive’s affiliates may own an aggregate of not more than 2.0% of the outstanding stock of any class of a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 7(a), provided that neither the Executive nor any of the Executive’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

(c)                                  The Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company and the confidentiality of its Confidential Information and to protect the other legitimate business interests of the Company. The Executive further represents and acknowledges that (i) he has been advised by the Company to consult his or her own legal counsel in respect of this Agreement, and (ii) that he has had full opportunity, prior to executing this Agreement, to review thoroughly this Agreement with his counsel.

(d)                                 If any court determines that any portion of this Section 7 is invalid or unenforceable, the remainder of this Section 7 shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Section 7, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

(e)                                  The Executive’s covenants under this Section 7 of the Agreement shall be construed as an agreement independent of any other provision of this Agreement; and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these covenants.

(f)                                   As used in this Section 7, “Company” shall include Midstates Petroleum Company, Inc. and any of its affiliates.

8.                                      Mutual Non-Disparagement. The Executive agrees not to intentionally make, or intentionally cause any other person to make, any public statement that is intended to criticize or disparage the Company, any of its affiliates, or any of their respective officers, managers or directors. The Company agrees to use commercially reasonable efforts to cause its officers and members of its Board not to intentionally make, or intentionally cause any other person to make, any public statement that is intended to criticize or disparage the Executive. This Section 8 shall not be construed to prohibit any person from responding publicly to incorrect public statements or from making truthful statements when required by law, subpoena, court order, or the like.

9.                                      Miscellaneous.

(a)                                 Survival and Construction. Executive’s obligations under this Agreement will be binding upon Executive’s heirs, executors, assigns, and administrators and will inure to the benefit of the Company, its subsidiaries, successors, and assigns. The language of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties. The section and paragraph headings used in this Agreement are intended solely for the convenience of reference and shall not in any manner amplify, limit, modify, or otherwise be used in the interpretation of any of the provisions hereof.

(b)                                 Definitions. As used in this Agreement, “affiliate” means, with respect to a person, any other person controlling, controlled by or under common control with the first person; the term “control,” and correlative terms, means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person; and “person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

(c)                                  Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:
To the address on file with the Company

If to the Company:
Midstates Petroleum Company

Attn: General Counsel
321 South Boston Avenue, Suite 1000
Tulsa, Oklahoma 74103

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d)                                 Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(e)                                  Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation as determined by the Company.

(f)                                   No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

(g)                                  Equitable and Other Relief. The Executive acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Sections 6 or 7 by the Executive and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Sections 6 or 7 by the Executive. In addition to the remedies the Company may have at law or in equity, violation of Sections 6 or 7 herein will entitle the Company at its sole option (i) not to pay any unpaid amount of the Initial Severance Payment, the COBRA Payment or the CIC Severance Payment, as applicable, and (ii) to require repayment of a pro-rated portion of any previously paid Initial Severance Payment, COBRA Payment or CIC Severance Payment, as applicable, with such pro-ration based on the time at which the material breach occurred relative to the remaining period of time of the applicable restrictive covenant that was materially breached. Such remedies shall not be deemed to be liquidated damages and shall not be deemed the exclusive remedies for a breach of this Section 6 or 7 but shall be in addition to all remedies available, at law or in equity, including the recovery of damages from the Executive and his agents. No action taken by the Company under this Section 9(g) shall affect the enforceability of the release and waiver of claims executed by the Executive pursuant to Section 4(e).

(h)                                 Complete Agreement. The provisions of this Agreement constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous oral and written agreements, representations and understandings of the parties, which are hereby terminated. Other than expressly set forth herein, the Executive and Company acknowledge and represent that there are no other promises, terms, conditions or representations (or written) regarding any matter relevant hereto. This Agreement may be executed in two or more counterparts.

(i)                                     Arbitration. The Company and the Executive agree to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies or other matters in question (“claims”), whether or not arising out of this Agreement or the Executive’s employment (or its termination), whether sounding in contract, tort or otherwise and whether provided by statute or common law, that the Company may have against the Executive or that the Executive may have against the Company or its parents, subsidiaries and affiliates, and each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise; except that this agreement to arbitrate shall not limit the Company’s right to seek equitable relief, including injunctive relief and specific performance, and damages and any other remedy or relief (including the recovery of attorney fees, costs and expenses) in a court of competent jurisdiction for an alleged breach of Sections 6 or 7 of this Agreement, and the Executive expressly consents to the non-exclusive jurisdiction of the district courts of the State of Oklahoma for any such claims. Claims covered by this agreement to arbitrate also include claims by the Executive for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin or any other factor) and retaliation. The Company and the Executive agree that any arbitration shall be in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or such other rules of the AAA as applicable to the claims being arbitrated. If a party refuses to honor its obligations under this agreement to arbitrate, the other party may compel arbitration in either federal or state court. The arbitrator shall apply the substantive law of the State of Oklahoma (excluding, to the extent applicable, choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted. In the event of any breach of this Agreement by the Company, it is expressly agreed that notwithstanding any other provision of this Agreement, the only damages to which the Executive shall be entitled is lost compensation and benefits in accordance with Section 2(b) or 4. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. The parties agree that venue for arbitration will be in Tulsa County, Oklahoma, and that any arbitration commenced in any other venue will be transferred to Tulsa County, Oklahoma, upon the written request of any party to this Agreement. In the event that an arbitration is actually conducted pursuant to this Section 9(i), the party in whose favor the arbitrator renders the award shall be entitled to have and recover from the other party all costs and expenses incurred, including reasonable attorneys’ fees, expert witness fees, and costs actually incurred. Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties. THE EMPLOYEE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, THE EMPLOYEE IS WAIVING ANY RIGHT THAT THE EMPLOYEE MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY EMPLOYMENT-RELATED CLAIM THAT THE EMPLOYEE MAY ALLEGE.

(j)                                    Survival. Sections 6, 7 and 8 of this Agreement shall survive the termination of this Agreement.

(k)                                 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma without reference to principles of conflict of laws of Oklahoma or any other jurisdiction, and, where applicable, the laws of the United States.

(l)                                     Amendment. This Agreement may not be amended or modified at any time except by a written instrument approved by the Board and executed by the Company and the Executive.

(m)                             Assignment. This Agreement is personal as to the Executive and accordingly, the Executive’s duties may not be assigned by the Executive. This Agreement may be assigned by the Company without the Executive’s consent to any entity which is a successor in interest to the Company’s business, provided such successor expressly assumes the Company’s obligations hereunder.

(n)                                 Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or part thereof) is invalid or unenforceable, then such provision (or part thereof) shall be severable and the invalidity or unenforceability of that provision (or part thereof) shall not affect the validity or enforceability of any other provision (or parts thereof) of this Agreement, and all other provisions (and parts thereof) shall remain in full force and effect.

(o)                                 Stock Ownership Guidelines. During the Term, Executive shall be subject to the Employee Stock Ownership Guidelines, (the “Guidelines”) as maintained by the Company from time to time.  Executive acknowledges the Company has made the Guidelines available to Executive, and Executive has read the Guidelines and acknowledges adherence to the Guidelines.  In addition, the Executive acknowledges the failure by Executive to comply with the Guidelines is a material breach by the Executive of a material policy maintained by the Company.  If the Company finds the Executive to be in noncompliance with the Guidelines, the Company may reduce future long-term incentive equity grants, may impose individual holding requirements, and/or may prohibit Executive from selling or transferring any Company stock then held by Executive, including any stock acquired upon the vesting and/or exercise of any Company equity-based awards, less any amounts necessary to pay income tax liabilities related to that vesting and/or exercise.

(p)                                 Executive Acknowledgment. The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representatives or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE:

/s/ Richard W. McCullough
Richard W. McCullough

MIDSTATES PETROLEUM COMPANY, INC.,

a Delaware corporation

By:	/s/ David J. Sambrooks

Name:	David J. Sambrooks

Title:	President and Chief Executive Officer

EXHIBIT A

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this       day of            ,      , by and between MIDSTATES PETROLEUM COMPANY, INC., (the “Company”) and Richard W. McCullough (“Executive”).

WHEREAS, the Company advises Executive to consult with Executive’s own legal counsel before signing this Agreement; and

WHEREAS, Executive formerly was employed by the Company as Chief Accounting Officer/Vice President — Accounting; and

WHEREAS, the Company employs Executive pursuant to the terms and conditions set forth in that certain Executive Employment Agreement dated as of September 17, 2018 between Executive and the Company, (as amended from time to time, the “Employment Agreement”) which provides for certain payments and benefits in the event that Executive’s employment is terminated under certain circumstances; and

WHEREAS, an express condition of Executive’s entitlement to the payments and benefits under the Employment Agreement is the execution of a general release in the form set forth below; and

WHEREAS, Executive and the Company mutually desire to terminate Executive’s employment effective                   ,      (“Date of Termination”).

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

1. (a) To the fullest extent permitted by law, Executive, for and in consideration of the commitments of the Company as set forth in paragraph 5 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, predecessors, subsidiaries and parents, and their present or former officers, directors, shareholders, employees, and agents, and its and their respective successors, assigns, heirs, executors, and administrators and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from any time prior to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company and/or its affiliates, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974,

and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs; provided, that Executive does not release or discharge the Releasees from (i) any rights to any payments, benefits or reimbursements due to Executive under the Employment Agreement or any equity or other award agreement or otherwise; (ii) any rights of Executive to indemnification under any applicable directors’ and officers’ liability insurance policies maintained by the Company; (iii) any rights to any vested benefits due to Executive under any employee benefit plans sponsored or maintained by the Company; or (iv) any rights of Executive as a shareholder or equity holder of the Company.  This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.  This release is intended to be a general release, and excludes only those claims expressly set forth herein or that Executive cannot release as a matter of law under any statute or common law.  Executive is advised to seek independent legal counsel if Executive seeks clarification on the scope of this release.

(b) To the fullest extent permitted by law, and subject to the provisions of paragraph 10 and paragraph 12 below, Executive represents and affirms that Executive has not filed or caused to be filed on Executive’s behalf any charge, complaint or claim for relief against the Company or any Releasee that would be barred by the terms of this Agreement and, to the best of Executive’s knowledge and belief, no outstanding charges, complaints or claims for relief that would be barred by the terms of this Agreement have been filed or asserted against the Company or any Releasee on Executive’s behalf.  In the event that there is outstanding any such charge, complaint or claim for relief, Executive agrees to seek its immediate withdrawal and dismissal with prejudice.  In the event that for any reason said charge, complaint or claim for relief cannot be withdrawn, Executive shall not voluntarily testify, provide documents or otherwise participate in any investigation or litigation arising therefrom or associated therewith and shall execute such other papers or documents as the Company’s counsel determines may be necessary to have said charge, complaint or claim for relief dismissed with prejudice.  Nothing herein shall prevent Executive from testifying in any cause of action when required to do so by process of law.  Executive shall promptly inform the Company if called upon to testify.

(c) Executive does not waive any right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or participate in an investigation or proceeding conducted by the EEOC, but explicitly waives any right to file a personal lawsuit or receive monetary damages that the EEOC might recover if said charge results in an EEOC lawsuit against the Company or Releasees.  Executive does not waive the right to challenge the validity of this Agreement.

2. In consideration of the Company’s agreements as set forth in paragraph 5 herein, Executive agrees to comply with the limitations described in Section 6 and Section 7 of the Employment Agreement.

3. Executive further agrees and recognizes that Executive has permanently and irrevocably severed Executive’s employment relationship with the Company, that Executive shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.  Effective as of the Date of Termination, Executive is removed from all boards and committees of the Company and its affiliates on which Executive may have previously served.

4. Executive further agrees that Executive will not publicly disparage or subvert the Company or any Releasee, or make any public statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company or any Releasee, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement.  Company agrees that Company will not, and Company will instruct its officers and directors to not, publicly disparage or subvert Executive or make any public statement reflecting negatively on Executive, including, but not limited to, any matters relating to Executive’s performance, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement.

5. In consideration for Executive’s promises, as set forth herein, the Company agrees to pay or provide to or for Executive the payments and benefits described in the Employment Agreement, the provisions of which are incorporated herein by reference.  Except as set forth in this Agreement, it is expressly agreed and understood that Releasees do not have, and will not have, any obligations to provide Executive at any time in the future with any payments, benefits or considerations other than those recited in this paragraph, or those required by law, other than under the terms of any benefit plans which provide benefits or payments to former employees according to their terms.

6. Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to him in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, this Agreement.  Executive agrees that absent execution without revocation of this Agreement containing a release of all claims against the Releasees, Executive is not entitled to the payments and benefits set forth in the Employment Agreement.

7. Executive acknowledges and agrees that this Agreement and the Employment Agreement supersede any employment agreement or offer letter Executive has with the Company or any Releasee.  To the extent Executive has entered into any other enforceable written agreement with the Company or any Releasee that contains provisions that are outside the scope of this Agreement and the Employment Agreement and are not in direct conflict with the provisions in this Agreement or the Employment Agreement, the terms in this Agreement and the Employment Agreement shall not supersede, but shall be in addition to, any other such agreement.  Except as set forth expressly herein, no promises or representations have been made to Executive in connection with the termination of Executive’s Employment Agreement, if any, or offer letter, if any, with the Company, or the terms of this Agreement.

8. Executive agrees not to disclose the terms of this Agreement or the Employment Agreement to anyone, except Executive’s spouse, attorney and, as necessary, tax/financial advisor.  It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

9. Executive represents that Executive does not, without the Company’s prior written consent, presently have in Executive’s possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Executive’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates.  Executive acknowledges that all such Corporate Records are the property of the Company.  In addition, Executive shall promptly return in good condition any and all Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops, computers, and any other items requested by the Company.  As of the Date of Termination, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

10. Nothing in this Agreement shall prohibit or restrict Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

11. The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

12. Executive agrees and recognizes that should Executive breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach.  Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorneys’ fees and costs.  Notwithstanding the foregoing, in the event the Company fails to perform any material obligation under the Employment Agreement, including, without limitation, the failure of the Company to make timely payments of monies due to Executive under Section 4 of the Employment Agreement, this Release shall be null and void and Executive shall have the right to pursue any and all appropriate relief for any such failure, including monetary damages, attorneys’ fees and costs; provided, that (i) Executive has notified the Company in writing within 30 days of the date of the failure of the Company to perform such material obligation and (ii) such failure remains uncorrected and/or uncontested by the Company for 15 days following the date of such notice.

13. Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this

Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.  The dispute resolution provisions set forth in Section 9(i) of the Employment Agreement apply to any dispute regarding the termination of Executive’s employment, and any dispute related to and/or arising under this Agreement, including without limitation any challenge Executive may make regarding the validity of this Agreement.

14. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Oklahoma.

15. The parties agree that this Agreement shall be deemed to have been made and entered into in Tulsa County, Oklahoma.  Jurisdiction and venue in any proceeding by the Company or Executive to enforce their rights hereunder is specifically limited to any court geographically located in Tulsa, Oklahoma.

16. Executive certifies and acknowledges as follows:

(a) That Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of Executive’s employment relationship with the Company and the termination of that employment relationship; and

(b) That Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to him and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled; and

(c) That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement; and

(d) That Executive does not waive rights or claims that may arise after the date this Agreement is executed; and

(e) That the Company has provided Executive with a period of [twenty-one (21)] or [forty-five (45)] days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Separation of Employment Agreement and General Release is satisfactory to Executive; and

(f) Executive acknowledges that this Agreement may be revoked by him within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period.  In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

[SIGNATURE PAGE FOLLOWS]

Intending to be legally bound hereby, Executive and the Company executed the foregoing Separation of Employment Agreement and General Release this        day of               ,      .

Witness:

MIDSTATES PETROLEUM COMPANY, INC.

By:	Witness:
Name:
Title:

Signature Page to Separation and Employment Agreement